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                                                                   Exhibit 10.15

                          NATIONAL INSTITUTES OF HEALTH
                           CENTERS FOR DISEASE CONTROL

                      PATENT LICENSE AGREEMENT -- EXCLUSIVE

                                   COVER PAGE


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For Office of Technology Transfer/NIH internal use only:
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Patent License Number: L-135-94

Serial Numbers of Licensed Patents: USPA SN 07/861,249
                                         SN 08/065,618

Licensee: MediChem Research, Inc.

CRADA Number (if applicable):

Additional Remarks:
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This Patent License Agreement, hereinafter referred to as the "Agreement,"
consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (Patent or Patent Application), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), and Appendix E (Benchmarks). This Cover Page serves to identify the Parties to this Agreement:

       1) The National Institutes of Health ("NIB") or the Centers for Disease Control ("CDC"), hereinafter singly or collectively referred to as "PES," agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

       2) The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "Licensee."


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                     PHS PATENT LICENSE AGREEMENT-EXCLUSIVE

       PHS and Licensee agree as follows:

1.     BACKGROUND

       1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

       1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

       1.03 The Assistant Secretary for Health of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions under 35 U.S.C. Sections 200-212, the Federal Technology Transfer Act of 1986, 15 U.S.C. Section 3710a, and/or the regulations governing the licensing of Government-owned inventions, 37 CFR Part 404.

       1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

       1.05 Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

2.     DEFINITIONS

       2.01   "Licensed Patent Rights" shall mean:

              a) U.S. patent applications and patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

              b) to the extent that the following contain one or more claims directed to the invention or inventions claimed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part;
                     iii) all patents issuing from such continuations-in-part, divisions, and continuations; and iv) any reissues, reexaminations, and extensions of all such patents;
              c)     to the extent that the following contain one or more claims directed to the invention or inventions claimed in a)
                     above:


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                     all counterpart foreign applications and patents to a) and
                     b) above, including those listed in Appendix A.

                     Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter of a claim in a) above.

       2.02 "Licensed Product(s)" means tangible materials which, in the course of manufacture, use, or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgement of a court of competent jurisdiction.

       2.03 "Licensed Process(es)" means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

       2.04 "Licensed Territory" means the geographical area identified in Appendix B.

       2.05 "Net Sales" means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances actually granted, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

       2.06 "First Commercial Sale" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

       2.07   "Government" means the government of the United States of America.

       2.08 "Licensed Fields of Use" means the fields of use identified in Appendix B.

3.     GRANT OF RIGHTS

       3.01 PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license to Licensee under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, and to sell and have sold any


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              Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

       3.02 This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.     SUBLICENSING

       4.01 Upon written approval by PHS, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

       4.02 Licensee agrees that any sublicensee granted by it shall provide that the obligations to PHS of Paragraphs 5.01-5.05, 8.01, 10.01, 10.02, 12.05, and 13.08-13.11 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

       4.03 Any sublicensee granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

       4.04 Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within sixty (60) days of the execution of such agreement.

5.     STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

       5.01 PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

       5.02 Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

       5.03 Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of


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              this Agreement. Licensee agrees not to unreasonably deny requests for sublicense or cross-license rights from such future collaborators with PHS when acquiring such derivative rights is necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the proposed CRADA.

       5.04 DHHS has responsibility for funding basic biomedical research, for funding medical treatment through programs such as Medicare and Medicaid, for providing direct medical care and, more generally, for protecting the health and safety of the public. Because of these responsibilities, and the public investment in the research that culminated in the Licensed Patent Rights, PHS may require Licensee to submit documentation in confidence showing a reasonable relationship between the pricing of a Licensed Product, the public investment in that product, and the health and safety needs of the public. This paragraph shall not restrict the right of Licensee to price a Licensed Product or Licensed Process so as to obtain a reasonable profit for its sale or use. This Paragraph
              5.04 does not permit PHS to set or dictate prices for Licensed Products or Licensed Processes.

       5.05 In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant nonexclusive licenses to make and to use the inventions defined by the Licensed Patent Rights for purposes of research involving the inventions themselves, and not for purposes of commercial manufacture or in lieu of purchase if the inventions are available as commercial products for research purposes. The purpose of this research license is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a research license or providing to them research samples of the materials claimed in the Licensed Patent Rights.

6.     ROYALTIES AND REIMBURSEMENT

       6.01 Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty
              (30) days from the date that this Agreement becomes effective.


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       6.02   Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the Effective Date of this Agreement and the next subsequent January 1.

       6.03 Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

       6.04 Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

       6.05 A claim of a patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the minimum annual royalty and earned royalty payments in any given country on the earliest of the dates that a) the claim has been abandoned but not continued, b) the patent expires, c) the patent is no longer maintained by the Government, or d) all claims of the Licensed Patent Rights have been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

       6.06 No multiple royalties shall be payable because any Licensed Products or Licenced Processes are covered by more than one of the Licensed Patent Rights.

       6.07 On sales of Licensed Products by Licensee to sublicensees or affiliated parties or on sales made in other than an arm's-length transaction, the value of the Net Sales attributed under this
              Article 6 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

       6.08   As an additional royalty, Licensee agrees to pay PHS, within sixty
              (60) days of PHS's submission of a statement and request for payment, an amount equivalent to all reasonable expenses previously incurred by PHS in the preparation, filing, prosecution, and maintenance of Licensed Patent Rights. Licensee further agrees to pay PHS annually, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all such future patent expenses incurred during the previous calendar year, as of the date the statement and request for payment is sent by PHS to Licensee. Fifty percent (50%) of the cumulative amount of such payments may be credited against royalties due under Paragraph 6.03; however, the net royalty payment in any calendar year may not be lower than the minimum annual royalty specified in Appendix B. Licensee may elect to surrender its rights in any country of the Licensed Territory
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              upon sixty (60) days' written notice to PHS and owe no payment obligation under this paragraph for subsequent patent-related expenses incurred in that country.

7.     DOMESTIC AND FOREIGN PATENT FILING, PROSECUTION, AND MAINTENANCE

       7.01 PHS agrees to take responsibility for, but to consult with the Licensee in, the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to Licensee.

       7.02 Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.     RECORD KEEPING

       8.01 Licensee agrees to keep accurate and correct records of Licensed Products made, used, or sold and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 7.06 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

9.     REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

       9.01 Prior to signing this Agreement, Licensee has provided to PHS a written commercialization plan ("Commercial Development Plan") under which Licenses intends to bring the subject matter of the Licensed Patent Rights into commercial use. The Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance benchmarks are determined as specified in Appendix E ("Benchmarks").


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       9.02   Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, and sales during the preceding calendar year, as well as plans for the present calendar year. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. Licensee may propose amendments in any such annual report to the Commercial Development Plan, acceptance of which by PHS may not unreasonably be denied. Licensee agrees to provide any additional data reasonably required by PHS to evaluate Licensee's performance. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of practical application as defined in 37 CFR 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

       9.03 Licensee shall report to PHS the date of the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrence.

       9.04 Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.05 to determine Net Sales made under Article 6 to determine royalties due.

       9.05 Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

       9.06 Royalties due under Article 6 shall be paid in D.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on


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              United States banks and shall be payable to NIH/Patent Licensing at the address shown on the Signature Page below. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. All royalty payments due under this Agreement shall be mailed to the following address: NIH, P.O. Box 360120, Pittsburgh, Pennsylvania 15251-6120. The royalty report required by paragraph
              9.04 of this Agreement shall accompany each such payment and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

       9.07 Late charges will be applied to any overdue payments as required by the U.S. Department of Treasury in the Treasury Fiscal Requirements Manual, Section 8025.40. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

       9.08 All plans and reports required by this Article 9 and marked "confidential" by Licensee shall be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential and, to the extent permitted by law, shall not be subject to disclosure under the Freedom of Information Act, 5 U.S.C. Section 552.

10.    PERFORMANCE

       10.01 Licensee shall use its reasonable best efforts to introduce the Licensed Products into the commercial market or apply the Licensed Processes to commercial use as soon as practicable. "Reasonable best efforts" for the purpose of this provision shall include, but not be limited to, adherence to the Commercial Development Plan and performance of the Benchmarks. The efforts of a sublicensee shall be considered the efforts of Licensee.

       10.02 Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to keep Licensed Products and Licensed Processes reasonably accessible to the public.

11.    INFRINGEMENT AND PATENT ENFORCEMENT

       11.01 PHS and Licensee agree to notify each other promptly of each infringement or possible infringement, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

       11.02 Pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code, Licensee may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages,


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              profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. Upon Licensee's payment of all costs incurred by the Government as a result of Licensee's joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

       11.03 In any infringement action commenced under Paragraph 11.02, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. Up to fifty percent (50%) of such expenses may be credited against the royalties payable to PHS under Paragraph 6.03 under the Licensed Patent Rights in the country in which such a suit is filed. In the event that fifty percent (50%) of such expenses exceed the amount of royalties payable by Licensee in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. A credit against litigation expenses, however, may not reduce the royalties due in any calendar year to less than the minimum annual royalty. Any recovery made by Licensee, through court judgment or settlement, first shall be applied to reimburse PHS for royalties withheld as a credit against litigation expenses and then to reimburse Licensee for its litigation expense. Any remaining recoveries shall be shared equally by Licensee and PHS.

       11.04 PHS shall cooperate fully with Licensee in connection with an infringement action initiated under Paragraph 11.02. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

       11.05 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may a) defend the suit in its own name, at its own expense,


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              and on its own behalf for presumably valid claims in the Licensed
              Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and
              c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. Upon Licensee's payment of all costs incurred by the Government as a result of Licensee's joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

12.    NEGATION OF WARRANTIES AND INDEMNIFICATION

       12.01  PHS offers no warranties other than those specified in Article 1.

       12.02 PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

       12.03 PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS.

       12.04 PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

       12.05 Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights, or b) the design, manufacture,


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              distribution, or use of any Licensed Products, Licensed Processes
              or materials, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.    TERM, TERMINATION, AND MODIFICATION OF RIGHTS

       13.01 This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

       13.02 In the event that Licensee is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice.

       13.03 At least thirty (30) days prior to filing a petition in bankruptcy, Licensee must inform PHS in writing of its intention to file the petition in bankruptcy or of a third party's intention to file an involuntary petition in bankruptcy.

       13.04 In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement by giving Licensee written notice. Termination of this Agreement is effective upon Licensee's receipt of the written notice.

       13.05 Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country by giving PHS sixty (60) days' written notice to that effect.

       13.06 PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee:
              1) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS's satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve practical application of the Licensed Products or Licensed Processes; 2} has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license agreement; 4) has committed a substantial breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or


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              7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.01 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing
              Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's satisfaction, PHS may terminate this Agreement.

       13.07 When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicensee to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

       13.08 PHS reserves the right according to 35 U.S.C. Section 209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

       13.09 Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR. Section 404.11, appeal the decision by written submission to the Director of NIH or designee. The decision of the NIH Director or designee shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

       13.10 Within ninety (90) days of termination of this Agreement under this Article 13 or expiration under Paragraph 3.02, a final report shall be submitted by Licensee. Any royalty payments, including those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03.

14.    GENERAL PROVISIONS

       14.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that


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              right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

       14.02 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

       14.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

       14.04 If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

       14.05 The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

       14.06 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party, and shall be effective as of the date of the postmark of such notice.

       14.07 This Agreement shall not be assigned by Licensee except a) with the prior written consent of PHS, such consent to be reasonably given; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee.

       14.08 Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including Public Health Service and National Institutes of Health regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the


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              United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

       14.09 Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

       14.10 Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

       14.11 By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, CDC, or PHS or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

       14.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modification or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the Director of NIH, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

       14.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR
              Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

       14.14  Paragraphs 4.03, 8.01, 9.06, 9.07, 12.01-12.05, 13.09, 13.10, and
              14.12 of this Agreement shall survive termination of this Agreement.

                          SIGNATURES BEGIN ON NEXT PAGE


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                     PHS PATENT LICENSE AGREEMENT-EXCLUSIVE

                                 SIGNATURE PAGE

FOR PHS:

by: /s/ Barbara McGarey                                     5/18/95
   --------------------------------------------            ---------------
Barbara McGarey, J.D.                                      Date
Deputy Director, Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852
Fax: (301) 402-0220


FOR Licensee:

by: /s/ Michael T. Flavin                                   5/8/95
   --------------------------------------------            ---------------
Michael T. Flavin, Ph.D.                                   Date
President
MediChem Research,  Inc.


Mailing Address for Notices:

MediChem Research, Inc.
12305 South New Avenue
Lemont, Illinois 60439
Fax: (708) 257-1505


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                   APPENDIX A -- PATENT OR PATENT APPLICATION

Patent or Patent Application:

       USPA SN 07/861,249 "Calanolides, Novel Antiviral Compounds, Compositions and Uses Thereof"

       USPA SN 08/065,618 (CIP of SN 07/861,249) "Calanolides, Novel Antiviral Compounds, Compositions and Uses Thereof"


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               APPENDIX B -- LICENSED FIELDS OF USE AND TERRITORY

Licensed Territory: World-wide, including all countries, states, provinces and territories.

Licensed Fields of Use: Treatment of viral infection, viral-related infection or viral-related disease in humans.


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                             APPENDIX C -- ROYALTIES

Royalties:

Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of FIFTY THOUSAND DOLLARS ($50,000.00) according to the following payment schedule:

       A. FIFTEEN THOUSAND DOLLARS ($15,000.00) within thirty (30) days from the Effective Date; and

       B. THIRTY-FIVE THOUSAND DOLLARS ($35,000.00) within one (1) year from the Effective Date less a credit of up to Twenty-Five Thousand Dollars ($25,000.00) for license issue royalties paid by Licensee to government of Sarawak for the manufacture and sale of Licensed Products.

Licensee agrees to pay to PHS a nonrefundable minimum annual royalty according to the following schedule:

       A. FIVE THOUSAND DOLLARS ($5,000.00) beginning in 1996 less an annual credit of up to Two Thousand Five Hundred Dollars ($2,500.00) for minimum annual royalties paid by Licensee to government of Sarawak for the manufacture and sale of Licensed Products; and

       B. TEN THOUSAND DOLLARS ($10,000.00) for 1998 and subsequent years less an annual credit of up to Five Thousand Dollars ($5,000.00) for minimum annual royalties paid by Licensee to government of Sarawak for the manufacture and sale of Licensed Products.

Licensee agrees to pay PHS earned royalties on Net Sales as follows:

       A. FOUR PERCENT (4.0%) of Net Sales by Licensee or an Affiliate of Licensee of all Licensed Products manufactured or sold in the Licensed Territory; and;

       B. Licensee shall be entitled to a One Hundred percent (100%) credit against PHS earned royalty payments for earned royalty payments Licensee must pay to the government of Sarawak for the manufacture and sale of Licensed Products. Said reduction, however, shall not reduce the earned royalty payments to PHS below half of the rate provided for under Paragraph A above.

Licensee agrees to pay PHS Sublicensing Royalties as follows:

       A. FOUR PERCENT (4.0%) of Net Sales by Sublicensee, or an Affiliate of Sublicensee of all Licensed Products manufactured and sold in the Licensed Territory plus Twenty per cent (20%) of the value of any consideration received in granting the sublicense.

       B. Licensee shall be entitled to a One Hundred percent (100%) credit against PHS Sublicensing Royalties for sublicensing royalty payments

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       Licensee must pay to the government of Sarawak. Said reduction, however, shall not reduce the sublicensing royalty payments to PHS below half of the rates' provided for under Paragraph A above.

Licensee agrees to pay PHS benchmark royalties as follows:

       A. TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) upon filing of an IND application in the United States; and

       B. FIFTY THOUSAND DOLLARS ($50,000.00) upon completion of Phase I and initiation of Phase II clinical trials; and

       C. ONE HUNDRED THOUSAND DOLLARS ($100,000.00) upon completion of Phase II and initiation of Phase III clinical trials; and

       D. TWO HUNDRED THOUSAND DOLLARS ($200,000.00) upon filing of a NDA application or equivalent in the United States, Europe or Japan; and

       E. Licensee shall be entitled to a One Hundred percent (100%) credit against PHS benchmark royalties for benchmark royalty payments Licensee must pay to the government of Sarawak. Said reduction, however, shall not reduce the benchmark royalty payments to PHS below half of the rates individually provided for under Paragraphs A through D above. One hundred percent (100%) of such benchmark royalty payments actually made to PHS may be credited against royalties due under Paragraph 6.03; however, the net royalty payment in any calendar year may not be lower than the minimum annual royalty specified in Appendix C although uncredited benchmark royalty payments may be carried forward into subsequent years.


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                           APPENDIX D -- MODIFICATIONS

PHS and Licensee agree to the following modifications to the Articles and Paragraphs of this Agreement:

Article Two

       2.09 (new) "Effective Date" shall mean the date when the last party to sign has executed this Agreement.

Article Five

       5.03 (revised) Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for sublicense or cross-license rights from such future collaborators with PHS when acquiring such derivative rights is necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the proposed CRADA, such request not to be unreasonably denied by PHS.

       5.04 (revised) DHHS has responsibility for funding basic biomedical research, for funding medical treatment through programs such as Medicare and Medicaid, for providing direct medical care and, more generally, for protecting the health and safety of the public. Because of these responsibilities, and the public investment in the research that culminated in the Licensed Patent Rights, Licensee agrees, upon regulatory approval for marketing, to set up a special patient access program in the United States so that Licensed Products may be provided to individuals who are unable to afford them.

       5.05 (revised) In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant nonexclusive licenses to make and to use, but not to sell or have sold, the inventions defined by the Licensed Patent Rights for purposes of research involving the inventions themselves, and not for purposes of commercial manufacture or in lieu of purchase if the inventions are available as commercial products for research purposes. The purpose of this research license is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a research license or providing to them research samples of the materials claimed in the Licensed Patent Rights. In the event that Licensee can provide convincing written evidence to PHS that a commercial entity that has been granted a research license to Licensed Patent Rights is developing the inventions for commercial manufacture or in lieu of purchase if the inventions are available as commercial products, then Licensee can request that PHS terminate its research license with such commercial entities, such request not to be unreasonably denied.

Article Six

       6.01 (revised) Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty
(30) days from the Effective Date of this Agreement.


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       6.02 (revised) Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year.

       6.08 (revised) As an additional royalty, Licensee agrees to pay PHS upon submission of a statement and request for payment, an amount equivalent to all reasonable expenses previously incurred by PHS in the preparation, filing, prosecution, and maintenance of Licensed Patent Rights according to the following schedule: one-third within sixty (60) days; one-third within one (1) year of the Effective Date of this Agreement; and one-third within two (2) years of the Effective Date of this Agreement. Licensee further agrees to pay PHS annually, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all such future patent expenses incurred during the previous calendar year, as of the date the statement and request for payment is sent by PHS to Licensee. Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon sixty (60) days' written notice to PHS and owe no payment obligation under this paragraph for subsequent patent-related expenses incurred in that country.

Article Seven

       7.01 (revised) Upon Effective Date of this Agreement, Licensee agrees to take the responsibility for, as well as pay for, but to consult with PHS in, the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to PHS, who shall retain its principle power of attorney. Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon sixty
(60) days' written notice to PHS and owe no payment obligation under this paragraph for subsequent patent-related expenses incurred in that country.


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                            APPENDIX E -- BENCHMARKS

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within ten (10) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved:

A.   DEVELOPMENT OF CALANOLIDE AS A THERAPEUTIC FOR TREATMENT OF HIV INFECTION

       1. Begin negotiations for an agreement with Sarawak as to the extent of return to Sarawak from eventual marketing of synthetic licensed product within one (1) month of the Effective Date of the Agreement. Complete agreement with Sarawak within nine (9) months of the Effective Date of the Agreement.

       2. Develop and validate a plasma assay (using mouse, rat and dog plasma) for (+)Calanolide A. Compare behavior of (-)Dihydrocalanolide B (to be supplied by the National Cancer Institute (NCI)) in same. To be completed by February 28, 1996.

       3. Determine pharmacology of (+)Calanolide A in the mouse, rate and dog following single dose IV administration. Provide results in the mouse to NCI to allow scheduling of efficacy and combination studies in hollow fiber and PBL-SCID models. To be completed by March 31, 1996.

       4. Develop and validate with respect to shelf stability of product a formulation of (+)Calanolide suitable for use in further toxicologic and eventual clinical evaluation. To be completed by March 31, 1996.

       5. Using the results in (3) to select dose and schedule, conduct initial dose-ranging studies in the rate and the dog with a frequency of administration IV that would support a two-week duration clinical trial. To be completed by June 30, 1996.

       6. Formulate a quantity of GMP-prepared Calanolide A sufficient to complete IND-directed toxicology studies and two Phase I studies. To be completed by June 30, 1996.

       7. Conduct IND-directed toxicology studies in the rat and the dog according to protocols reviewed by NCI's Toxicology and Pharmacology Branch to support a two-week IV infusion study. To be completed by September 30, 1996.

       8. Complete reports and quality control to support IND-filing. To be completed by November 30, 1996.

       9.  File IND. To be completed by December 31, 1996.

       10. Commence two-week infusion Phase I clinical trial. To be completed by March 31, 1997.

       11. Commence Phase II clinical trials by July 31, 1997.


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       12. Commence Phase III clinical trials (if necessary) by September 30,
       1998.

       13. Submit NDA by December 31, 1999.

B. DEVELOPMENT OF CALANOLIDE A AS A THERAPEUTIC FOR TREATMENT OF NON-HIV VIRAL INFECTIONS

       1. Begin assessment of activity of Calanolide A in primary screens against a panel of non-HIV viral strains which include but are not limited to: Herpes Simplex Virus-2, Herpes Simplex Virus-2, Cytomegalo Virus, Variella Zoster Virus, Epstein-Barr Virus, Adenovirus Type 5, Parainfluenza Type 3 Virus, Respiratory Syncytial Virus, Hepatitis B Virus, Measles Virus, Influenza A (H1N1), Influenza A (H3N2) by December 31, 1995.

       2. Conclude analysis of activity of Calanolide A in primary screens against non-HIV viral strains by March 31, 1996.

       3. Election of non-HIV anti-viral therapeutic areas demonstrating potential for development and submission of development plan for those indications by June 30, 1996.

C. DEVELOPMENT OF CALANOLIDE-RELATED COMPOUNDS, INCLUDING COSTATOLIDE, AS THERAPEUTICS FOR TREATMENT OF VIRAL INFECTIONS

       1. Synthesize and submit to NCI for further testing at least one backup compound to Calanolide A per calendar year from 1995 through 1997.

       2. Election of Calanolide-related compounds demonstrating potential for development and submission of development plan for those compounds by December 31, 1997.


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